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                                                             EXHIBIT (h)(iii)(A)

                                 AMENDMENT TO
                                 ------------
                          SUB-ADMINISTRATION AGREEMENT
                          ----------------------------

     This Amendment is made as of January 1, 2000, between BISYS Fund Services Limited Partnership d/b/a BISYS Fund Services (the "Administrator") and Fifth Third Bank (the "Sub-Administrator"). The parties hereby amend the Sub-Administration Agreement (the "Agreement") between the Administrator and the Sub-Administrator, dated as of December 1, 1995, as set forth below.

     WHEREAS, the parties wish to modify certain terms of the Agreement, as more particularly described herein.

     NOW THEREFORE, in consideration of the foregoing and the mutual premises and covenants herein set forth, the parties agree as follows:

     1. Capitalized terms not otherwise defined herein shall have the same meaning as in the Agreement.

     2. Section 1 of the Agreement shall be restated in its entirety as follows:

              1. Services as Sub-Administrator. The Sub-Administrator will
                 -----------------------------
                 assist the Administrator in providing administrative services with respect to each Fund as may be reasonably requested by the Administrator from time to time. Such services may include, but are in no way limited to, such clerical, bookkeeping, accounting, stenographic, and administrative services which enable the Administrator to more efficiently perform its obligations under the Management and Administration Agreement.

                 Without limiting the generality of the foregoing, the Sub-Administrator shall perform the services set forth below beginning January 1, 2000.

                 1. Prepare semi-annual and annual financial statements.
                 2. Review Form N-SAR prior to filing.
                 3. Prepare annual Fund expense budget, review expense ratios and prepare monthly accrual analyses.
                 4. Validate and approve Fund expenses prior to payment.
                 5. Register Funds with NASDAQ.
                 6. Prepare financial reports for Board review.
                 7. Perform dividend and capital gain distribution review and analysis.
                 8. Provide appropriate assistance with respect to audits
                    conducted by the Trust's independent accountants including
                    (i) compiling data and other information and (ii) communicating with independent accountants if necessary.

                 Beginning January 1, 2001, the Sub-Administrator shall, in addition to the
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                 services enumerated above, perform the following additional services.

                 1. Maintain Board meeting calendar.
                 2. Assist Fund counsel in the development of meeting agendas
                 3. Prepare appropriate materials for the Board meetings.
                 4. Provide appropriate personnel to attend Board meetings.
                 5. Assist Administrator in updating and filing registration statements
                 6. Assist Administrator in preparing and filing supplements to registration statements.
                 7. Review proxy materials prepared by Fund counsel.
                 8. Assist Administrator in preparations for shareholder
                    meetings.
                 9. Assist Fund Auditors in the 17f-2 audit.
                10. Review and file form N-SAR, and review other regulatory filings to be made on behalf of the Funds

     4. Section 2 of the Agreement shall be restated in its entirely as follows:

                    2. Compensation; Reimbursement of Expenses. In consideration
                       ---------------------------------------
                    of the services rendered and expenses assumed pursuant to this Agreement, the Administrator will pay or cause to be paid to the Sub-Administrator on the first business day of each month, or at such time(s) as the parties hereto shall agree, fees computed daily at the annual rate set forth below:

                         January 1, 2000 to December 31, 2000
                         ------------------------------------
                         3.5 one-hundredths of one percent (.035%) of each Fund's average daily net assets.

                         January 1, 2001 to the termination of this Agreement as
                         -------------------------------------------------------
                         provided in Section 4
                         ---------------------
                         4 one-hundredths of one percent (.04%) of each Fund's average daily net assets.

                    In addition, the Administrator agrees to reimburse the Sub-Administrator for its reasonable out-of-pocket expenses in providing services hereunder.

     5.   Section 4 of the Agreement shall be restated in its entirety as follows:
                    4. Term. This Agreement shall continue in effect
                       ----
                    unless earlier terminated by either party hereto as provided hereunder, until March 31, 2000. Thereafter, this Agreement shall continue until either party terminates the Agreement, which shall be effective upon providing at least one hundred eighty (180) days' notice to the other party. This Agreement is terminable with respect to a particular Fund for "cause,

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                    which shall be set forth by the party alleging cause
                    in writing with reasonable notice to the other party. For purposes of this Agreement, "cause" shall mean
                    (a) a material breach of this Agreement that has not been remedied for thirty (30) days following written notice of such breach by the non-breaching party; (b) a final, unappealable judicial, regulatory or administrative ruling or order in which the party to be terminated has been found guilty of criminal or unethical behavior in the conduct of its business;
                    (c) financial difficulties on the part of the party to be terminated which are evidenced by the authorization or commencement of, or involvement by way of pleading, answer, consent or acquiescence in, a voluntary or involuntary case under Title 11 of the United States Code, as from time to time is in effect, or any applicable law, other than said Title 11, of any jurisdiction relating to the liquidation or reorganization of debtors or to the modification or alteration of the rights of creditors; or (d) any circumstance which substantially impairs the performance of the obligations and duties of the party to be terminated, or the ability to perform those obligations and duties, as contemplated herein. Notwithstanding the foregoing, the absence of either or both an annual review or ratification of this Agreement by the Board of Trustees shall not, in and of itself, constitute "cause" as used herein.

     6. Section 5 of the Agreement shall be amended by adding the following language at the end of such section:

                    The Sub-Administrator agrees to indemnify and hold harmless the Administrator, its employees, agents, directors, officers and nominees from and against any and all actions, suits, demands and claims, whether groundless or otherwise, and from and against any and all judgments, liabilities, losses, damages, costs, charges, reasonable counsel fees and other expenses of every nature and character arising out of or in any way relating to the Sub-Administrator's bad faith, willful misfeasance, negligence, or reckless disregard by it of its obligations and duties with respect to the performance of services under this Agreement.

     7. This Amendment may be executed in one or more counterparts, each of which will be deemed an original, but all of which together shall constitute one and the same instrument.

     8. Except as specifically set forth herein, all other provisions of the Agreement shall remain in full force and effect.

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          IN WITNESS WHEREOF, the parties have executed this Amendment as of the date first written above.

                                    FIFTH THIRD BANK

                                    By: __________________________________

                                    Title:________________________________


                                    BISYS FUND SERVICES
                                    LIMITED PARTNERSHIP

                                    By: BISYS Fund Services, Inc.,
                                        General Partner

                                    By: __________________________________

                                    Title:________________________________

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